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                                                                  Exhibit (h)(7)
                                  AMENDMENT TO
                            TRANSFER AGENCY AGREEMENT


          AMENDMENT made as of the 24th day of July, 2002, between Citizens Funds (the "Trust"), a Massachusetts business trust having its principal place of business at 230 Commerce Way, Suite 300, Portsmouth, New Hampshire 03801, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that certain Transfer Agency Agreement dated October 18, 2000, under which BISYS performs transfer agency services for the Trust (as amended and in effect on the date hereof, the "Agreement").

          WHEREAS, under the Agreement BISYS is designated as the Trust's transfer agent and performs the transfer agency services for the Trust that are enumerated in the Agreement or a Schedule thereto;

          WHEREAS, the Agreement provides that BISYS shall perform such additional services as are mutually agreed upon and provided in an amendment to the Agreement or its schedules, in consideration of such fees as the parties may agree upon;

          WHEREAS, the Trust desires that BISYS perform certain additional services for the Trust related to anti-money laundering and fraud prevention;

          WHEREAS, BISYS is willing to perform the services enumerated in this Amendment on the terms and conditions set forth in this Amendment (the "AML Services");

          WHEREAS, the Trust and BISYS wish to amend the account-based transfer agency fees payable under the Agreement and provide that certain expenses that are currently reimbursable separately to BISYS shall be assumed by BISYS; and

          WHEREAS, BISYS and Trust wish to enter into this Amendment to the Agreement in order to set forth the terms under which BISYS will perform the AML Services enumerated herein on behalf of the Trust, to provide in Schedule B for the amended account-based transfer agency fees and delineate the expenses deemed to be included therein, and to supplement and clarify certain other provisions of the Agreement.

          NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and BISYS hereby agree as follows:

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1.   Compliance with Laws / Delegation to BISYS.

          The Trust acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. PATRIOT") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

          The Trust hereby delegates to BISYS the performance, on behalf of the Trust, of the AML Services set forth in Schedule A to this Amendment as concerns the shareholder accounts maintained by BISYS pursuant to the Agreement (including direct accounts; accounts maintained through FUND/SERV and Networking, to the extent provided below; and omnibus accounts, to the extent provided below). BISYS agrees to the foregoing delegation and agrees to perform the delegated services in accordance with the anti-money laundering program that has been adopted by the Trust (the "AML Program"). In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. BISYS' obligations under this delegation shall be subject to Sections 5 and 6 of this Amendment, which require that the AML Program adopted by the Trust and any material amendments thereto be submitted to BISYS.

          The Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

          In connection with the foregoing delegation, the Trust also acknowledges that the performance of the AML Services enumerated in Schedule A involves the exercise of discretion, which in certain circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized, and consultation with the Trust shall not be required in connection therewith unless expressly required by the AML Program, and (ii) the Trust instructs BISYS that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

          As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by BISYS are subject to a more limited scope, as contemplated under the interim final rule of the Department of the Treasury, 31 CFR 103, effective April 24, 2002 (the "Interim Final Rule") and the performance by the Trust of the risk-based evaluation of entities


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holding such accounts, as contemplated under the Interim Final Rule. The foregoing reference to the Interim Final Rule shall be deemed to include laws and regulations adopted subsequent to the Interim Final Rule, if and to to the extent consistent therewith.

          The provisions of the Agreement concerning recordkeeping and confidentiality are subject to the provisions of this Section.

2.   REIMBURSEMENT OF EXPENSES AND MISCELLANEOUS SERVICE FEES.

          BISYS shall be entitled to receive from the Trust the amounts set forth on Exhibit B hereto for the performance of delegated AML Services under this Amendment with respect to the Trust's AML Program. Effective upon the date of this Amendment, Schedule B also amends the transfer agency fees payable pursuant to Section 2 of the Agreement, and the provisions governing the Company's reimbursement to BISYS of out-of-pocket expenses pursuant to Section 3 of the Agreement.

     3.   BANK ACCOUNTS.

          BISYS is hereby granted, subject to prior Trust approval, such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are selected or approved by the Trust, as may be necessary or appropriate from time to time in connection with the services performed by BISYS. The Trust agrees to cooperate with BISYS in obtaining services from such bank or banks as necessary to perform such services. The Trust shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes, the Trust shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

     4.   INSTRUCTIONS / PROCEDURES.

          The Trust acknowledges and agrees that deviations from BISYS' written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Trust requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or adopted by the Trust and approved by BISYS (including any requirements of the Trust's AML Program), BISYS may in its sole discretion determine whether to permit such exception and such permission shall not be unreasonably withheld. In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an employee of BISYS) and delivered to BISYS (an "Exception"); provided that an Exception concerning the requirements of the Trust's AML Program shall be authorized by the Trust's anti-money laundering compliance officer ("AML Compliance Officer"). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision of the Agreement or this Amendment that expressly or by


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implication provides to the contrary, as long as BISYS acts in good faith and without willful misconduct, BISYS shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Trust shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

          The Trust acknowledges receipt of a copy of BISYS' policy related to the acceptance of trades for prior day processing (the "BISYS As-Of Trading Policy"). BISYS may amend the BISYS As-of Trading Policy from time to time with prior notification to the Trust. The Trust reserves the right to propose a "Trust As-Of Trading Policy" in place of the BISYS As-Of Trading Policy. BISYS reserves the right to approve such policy which shall not be unreasonably withheld. A copy of any such amendments shall be delivered to the Trust. BISYS may apply the BISYS As-Of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to BISYS by the Trust.

          The parties may amend any procedures adopted, approved or set forth under the Agreement by mutual written agreement as may be appropriate or practical under the circumstances. BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

     5.   REPRESENTATIONS AND WARRANTIES.

          The Trust represents and warrants that (a) the Trust has adopted the written AML Program that has been submitted to BISYS pursuant to Section 6, and has appointed the Trust's AML Compliance Officer, who is, or who will be appointed at the next regularly scheduled meeting of the Board of Trustees of the Trust (the "Board"), an officer of the Trust; (b) the AML Program and the designation of the AML Officer have been approved by the Board; (c) the delegation of certain services thereunder to BISYS, as provided in Section 1 of this Amendment, has been approved by the Board; and (d) the Trust will submit any material amendments to the AML Program to BISYS for BISYS' review. Any amendment that would have a material impact upon the AML Services to be rendered by BISYS or the responsibilities of BISYS shall be subject to approval by BISYS prior to adoption. BISYS shall not unreasonably withhold its consent to material amendments to the AML Program that are proposed in order for the Trust to comply with Applicable AML Laws . The Trust's AML Compliance Officer need not be an officer of the Trust if not required by applicable laws and regulations.

          BISYS represents and warrants to the Trust that it has adopted and will maintain a written program concerning the anti-money laundering services it provides to its various clients, and that its policies and procedures are reasonably adequate for it to provide the AML Services and comply with its obligations under this Amendment.

     6.   INFORMATION TO BE FURNISHED BY THE TRUST.


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          The Trust has furnished to BISYS the following, as amended and current as of the date of this Amendment:

          (a) A list of all officers of the Trust, with the Trust's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters.

          (b) A copy of the Trust's written AML Program, as defined in Section 1 of this Amendment, including related Policies and Procedures.


     7.   INFORMATION FURNISHED BY BISYS.

          BISYS has furnished to the Trust the following:

          (a)  The currently effective BISYS "As-of" Trading Policy.

          (b) The written program concerning anti-money laundering services rendered by BISYS to its various clients.

     8.   PRIVACY.

          Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its transfer agency duties, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS for the sole purposes of carrying out the Agreement, except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Securities and Exchange Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

     9.   ACCESS TO BE PROVIDED.

          BISYS shall grant reasonable access to each of the Trust, the AML Compliance Officer, and regulators having jurisdiction over the Trust, to the books and records maintained by BISYS as the same relates to the services performed hereunder on behalf of the Trust. Records may be edited or redacted to maintain confidentiality of information that is not related to the Trust and is related to other clients of BISYS. BISYS shall make its relevant personnel available


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to meet with the Board concerning the AML Services at least annually and at such other intervals as may be reasonably requested by the Board.

     10.  REPORTS TO BE FURNISHED TO THE TRUST.

          At least quarterly, BISYS shall provide a report to the Trust containing the information listed on Schedule C hereto.

     11.  MISCELLANEOUS.

          (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

          (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

          (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

          (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.


                                   * * * * *


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                             CITIZENS FUNDS

                                             By:  /s/ Sean P. Driscoll
                                                --------------------------------

                                             Title:  Treasurer
                                                   -----------------------------


                                             BISYS FUND SERVICES OHIO, INC.


                                             By:  /s/ William Tomko
                                                --------------------------------

                                             Title: President
                                                   -----------------------------


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                                   SCHEDULE A

                  TO THE AMENDMENT (DATED JULY 24, 2002) TO THE
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                                 CITIZENS FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                    SERVICES


a.   Verify shareholder identity upon opening new accounts.

b. Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Trust's AML Program.

c. Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust's AML Program.

d. Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

e. Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's AML Program, and make the same available for inspection by (i) the Trust's AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.

f. Arrange for periodic reviews, at least annually, to be performed by internal auditors or other auditors chosen by BISYS concerning the BISYS operations related to the AML Services.

g.   Perform such other related services as are required by the AML Program.


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                                   SCHEDULE B

                  TO THE AMENDMENT (DATED JULY 24, 2002) TO THE
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                                 CITIZENS FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                       CHARGES FOR THE SERVICES SET FORTH
                       UNDER SCHEDULE A OF THIS AMENDMENT


One-time set up program cost                         $8,500.00



Annual program servicing                             $7,000.00
(to be billed in equal monthly amounts of $583.33)


Systems costs

     Early Warning annual fee                        $575.00
     Early Warning per record cost                   $0.17
     for new account* registration review - does not apply to Network Level III accounts

     Equifax - per request cost                      $5.00


     * CHANGES TO ACCOUNT REGISTRATION INFORMATION MAY RESULT IN CHARACTERIZING THE ACCOUNT AS A "NEW ACCOUNT" FOR THESE PURPOSES.


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                        ADDITIONAL CHANGES TO SCHEDULE B


Pursuant to Section 2 of this Amendment, this section amends the provisions of Schedule B to the Agreement to (i) set forth an amended open account fee and
(ii) set forth a list of the categories of out of pocket expense items that may be billed, and may not be billed, to the Trust pursuant to Section 3 of the Agreement during the remaining term of the Agreement, absent the written authorization of the Trust to incur the relevant charges.

AMENDED OPEN ACCOUNT TRANSFER AGENCY FEES

     Open Accounts (annual per account fee)                          $16.00


EXPENSES

     The following expense items shall be paid by the Trust to BISYS in accordance with the schedule set forth below:

     CPU Charges (Per month)                                         $300.00*
     Internet Services (Per month)                                   $7,500.00
     Internet Trades (Per transaction per month)                     $0.75
     Internet Users (Per user per month)                             $0.50
     Internet Setup Cost (Per month ending in December 2003)         $2000.00
     AML Servicing (Per month)                                       $583.33
     AML Early Warning Report (Annual fee)                           $575.00
     AML Early Warning Report (Per record)                           $0.17
     AML Equifax (Per record)                                        $5.00
     PIT Reports (Per request)                                       $150.00

     * The $300.00 CPU Charges (Per month) covers only the files listed in (i) -
(iv) below. Any additional files will be priced separately and subject to approval by the Trust prior to production. In addition, any system development projects will follow the documented current protocol with regard to estimates, approval and payment.

     (i) Debit Card InBound
     (ii) Debit Card Outbound
     (iii) Citizens A1 (FISC file)
     (iv) Citizens Monthly Statistical Report

     In addition, expenses incurred by BISYS for the following items shall be reimbursed by the Trust to BISYS:

     DST Output (media for confirmations and tax statements)


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     Fifth Third Bank Charges (custodian/DDA cash management)
     Telecommunication Charges (T-1 cable access, routers, etc.)
     NSCC Charges
     Union Bank of California Charges(NSCC clearing)

     Invoices from the following companies or their successors or replacements providing the same or replacement services shall no longer be charged to the
Trust:

     Xerox                      Federal Express
     Shred-it                   XO Communications
     USPS                       Presort America
     Standard Register          Safeguard Business Systems
     AT&T                       Information Management Services (toner)
     Ikon                       International Mailing Systems
     DHL                        Hanley Business Forms
     Airborne                   Rainbow Express

Except as expressly amended above, all provisions of Schedule B to the Agreement remain in full force and effect (including the annual per account fee for closed accounts stated therein). Nothing set forth herein shall be construed to limit BISYS' right to reimbursement of any expenses incurred upon or due to a termination of the Agreement or a breach of the Agreement by the Trust.


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                                   SCHEDULE C

                  TO THE AMENDMENT (DATED JULY 24, 2002) TO THE
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                                 CITIZENS FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                                     REPORTS

Following each quarterly period, BISYS will provide a report to the following effect pertaining to the AML Services rendered by BISYS hereunder during such quarterly period:

-    performed good order review for all new and reregistered accounts;

-    performed acceptance review for all monetary instruments received;

- administered signature guarantee policy in accordance with prospectus requirements;

-    administered escrow hold policy in accordance with prospectus requirements;

-    verified customer address changes;

- verified customer identification for all new accounts and all name changes on existing accounts;

- monitored all purchase transactions made with cash equivalents totaling in excess of $10,000, resulting in the filing of [x] Form 8300 reports during the period. The Fund does not accept cash or currency;

-    monitored all accounts for suspicious activity resulting in the filing of
     [x] Form SAR reports during the period;

- reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of [x] accounts during the period;

- created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds;

- maintained all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Trust's anti-money laundering program for all BISYS transfer agent services;

[The following items will be provided if the Trust falls under the related U.S.A. PATRIOT Act provisions:]

- performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

- performed required due diligence on any new correspondent accounts opened during the period.


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